Exhibit 99.1

FOR IMMEDIATE RELEASE

ITRON COMPLETES ACQUISITION OF ACTARIS METERING SYSTEMS

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Acquisition creates a worldwide market leader with more than 8,000 utility customers, expands Itron’s product offerings and increases access to global markets for electricity, gas and water meters and automated meter reading (AMR) technology.

▪	Acquisition financed by cash on hand and $1.2 billion senior secured first lien credit facility.

SPOKANE, WA. — April 18, 2007 — Itron, Inc. (NASDAQ:ITRI) announced today that it has completed the acquisition of Actaris Metering Systems (Actaris) for €800 million plus the retirement of debt, or $1.7 billion.

“We are delighted to announce the completion of the Actaris acquisition,” said LeRoy Nosbaum, chairman and CEO.  “In talking with customers, investors and employees over the past two months it is apparent that this is the right acquisition at the right time.”

Actaris is a leader in electricity, gas and water metering, primarily outside of North America.  Itron is the leading supplier of AMR systems and electricity meters in North America.  The combined company will be one of the largest electricity, gas and water metering companies in the world.  This acquisition will allow Actaris to offer Itron’s AMR and advanced metering infrastructure (AMI) technologies, software and systems expertise to customers outside of North America, and expand Actaris gas and water meter opportunities in North America.  The combined company will have more than 8,000 utility customers, 33 manufacturing facilities, customers in more than 60 countries and have more than 8,500 employees.

The acquisition was financed by a $1.2 billion senior secured credit facility from UBS Investment Bank.  The facility is comprised of a $605 million first lien U.S. denominated term loan; a €335 million first lien Euro denominated term loan; a £50 million first lien Sterling denominated term loan; and a $115 million multicurrency revolving line-of-credit, which was undrawn at close.

Actaris will continue to operate fundamentally as it does today.  Malcolm Unsworth, Itron’s former Vice President of Hardware Solutions, has moved to Brussels to assume the day-to-day operations of the company as Actaris’ Senior Vice-President and Chief Operating Officer.  Actaris will continue to operate electric, gas and water businesses.  Itron will report financial results for Actaris as a standalone business with these three operating segments, in addition to reporting financial results for Itron’s previously established hardware and software segments with sales and operations primarily concentrated in North America.  Philip Mezey, Itron’s former Vice President of Software Solutions, will become Senior Vice President and Chief Operating Officer of Itron’s North American operations.

Itron will announce financial results for the first quarter of 2007 on May 2, 2007 and during that call will discuss the Actaris transaction in more detail.

“We are excited to complete this transaction so quickly,” said Nosbaum. “The combination of Itron and Actaris will create opportunities for both companies, for our customers and for our investors and we are looking forward to making the most of those opportunities.”

About Itron:
Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron’s award-winning technology to provide the knowledge they require to optimize the delivery and use of energy and water. Itron creates value for its clients by providing industry-leading solutions for electricity metering; meter data collection; energy information management; demand response; load forecasting, analysis and consulting services; distribution system design and optimization; web-based workforce automation; and enterprise and residential energy management. To know more, start here: www.itron.com.

About Actaris:
Actaris is a world leader in the design and manufacture of meters and associated systems for the electricity, gas, water and heat markets, providing innovative products and systems that integrate the latest technologies to meet the evolving needs of public or private energy and water suppliers, utility services and industrial companies worldwide. Actaris is active in more than 30 countries, employs approximately 6,000 people in 60 locations and has 30 manufacturing sites worldwide. The company has a cumulative installed base of some 300 million electricity, gas and water meters throughout the world.  To know more, start here: www.actaris.com.

Itron, Inc. contact:
Deloris Duquette
Vice-president, Investor Relations and Corporate Communications
(509) 891-3523
Deloris.duquette@itron.com